Exhibit 15.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statements on Form F-3 (No.333-256442) and Form S-8 (No.333-218498) of Yatra Online, Inc. (the Company) of our report dated July 31, 2026, relating to the consolidated financial statements, which appears in the Company’s Annual Report on Form 20-F.

/s/ BDO India Services Private Limited

(Predecessor Firm BDO India LLP)

Gurugram, India

July 31, 2026